Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Current Report (Form 8-K/A) of SkyWest, Inc. dated November 12, 2010 and to the incorporation by reference in the Registration Statements of SkyWest, Inc. (Form S-8 Nos. 333-171595, 333-161396, 333-135239, 333-134379, 333-133470, 333-130848, 333-130846, 33-60173 and 333-70408) of our report dated February 27, 2009 (except for changes described in Note 1, as to which the date is October 16, 2009), with respect to the consolidated financial statements of ExpressJet Holdings, Inc. as of December 31, 2008 and for each of the two years in the period ended December 31, 2008.

/s/ Ernst & Young LLP

Houston, Texas

January 27, 2011